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Exhibit 10.2

THIRD AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

        THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT ("Agreement") is made as of the sixth day of May, 2002, between WELLS FARGO BANK, National Association, with an address at 1740 Broadway, C7301-031, Denver, Colorado 80274, its successors and assigns ("Lender"), and CIBER, INC., a Delaware corporation, with an address at 5251 DTC Parkway, Greenwood Village, Colorado 80111 ("Borrower").

RECITALS

        WHEREAS, the Borrower and the Lender entered into that certain revolving credit accommodation not to exceed Forty Million Dollars ($40,000,000), pursuant to the terms and conditions of that certain Loan and Security Agreement, dated September 26, 2001, together with that certain First Modification to Loan and Security Agreement, dated December 31, 2001, and that certain letter amendment to the Loan and Security Agreement, dated March 12, 2002 (collectively, the "Loan Agreement");

        WHEREAS, in connection with the Loan, the Borrower, as maker, executed and delivered to the Lender that certain promissory note. In particular, the Borrower executed and delivered to Lender on September 26, 2001, that certain promissory note in the principal amount of Forty Million Dollars ($40,000,000.00) (the "Note");

        WHEREAS, pursuant to the terms and conditions of the Loan Agreement and the Note, the Loan matures on September 30, 2004 (the "Loan Maturity Date");

        WHEREAS, the Borrower desires to borrow additional money to acquire certain assets relating to Decision Consultants, Inc., and Lender desires to lend additional money to Borrower to acquire such assets of Decision Consultants, Inc;

        WHEREAS, the Borrower and the Lender desire to increase the Loan and modify certain financial covenants set forth in the Loan Agreement;

        WHEREAS, the Borrower and the Lender desire to set forth herein the terms and conditions upon which the Lender will increase the Loan and modify certain financial covenants under the Loan Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants contained herein and other good and valuable consideration as herein provided, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

        1. MODIFICATION TO LOAN AGREEMENT.

        In consideration of all of the other terms and conditions set forth in this Third Amendment, the Lender hereby agrees to modify the Loan Agreement as follows:

          (a)  Section 1.1(dd) of the Loan Agreement is hereby deleted and replaced with the following:

      "Permitted Liens" shall mean (i) statutory liens of mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of Lender, (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business, (iv) purchase money security interests (not exceeding $250,000 per calendar year), (v) capital leases (not exceeding $100,000 per calendar year), (vi) tax liens not yet delinquent, (vii) that certain standby letter of credit in the amount of $130,000 issued by Comerica Bank, a Michigan bank corporation, and (viii) the liens set forth on Exhibit "E".

          (b)  Section 1.1(jj) of the Loan Agreement is hereby deleted and replaced with the following:

      "Tangible Net Worth" means consolidated stockholder equity plus Subordinated Debt excluding all GAAP intangibles (i.e., goodwill, trademarks, patents, copyrights, organization expenses, and similar intangible items).

          (c)  Section 1.1(y) of the Loan Agreement is hereby deleted and replaced with the following:

      "Loan Availability" shall mean, at any time, Sixty Million Dollars ($60,000,000), subject to reductions in the maximum amount of the Commitment from time to time pursuant to Section 2.8, less the aggregate undrawn face amount of the Letters of Credit.

          (d)  Section 2.1 of the Loan Agreement is hereby deleted and replaced with the following:

      Commitment. Subject to the terms and conditions of this Agreement and the Other Agreements and provided further that Borrower is not in default thereunder, and prior to the Termination Date, Lender shall, make Loans and / or Letters of Credit to Borrower as Borrower shall from time to time request (the "Commitment"). The aggregate unpaid principal of all Loans outstanding at any one time shall not exceed Sixty Million Dollars ($60,000,000), subject to reductions in the maximum amount of the Commitment from time to time pursuant to Section 2.8, less the aggregate undrawn face amount of the Letters of Credit. If at any time the outstanding principal balance of the Loans exceeds Loan Availability, Borrower shall immediately, and without the necessity of a demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess.

          (e)  Section 2.5(a) of the Loan Agreement is hereby deleted and replaced with the following:

      Borrower hereby agrees to pay at the closing of the increased Loan pursuant to this Third Amendment a commitment fee of One Hundred Thousand Dollars ($100,000.00) in connection with the increased Commitment. In the event that the Commitment is amended within thirty-six (36) months of September, 2001, and the revised Commitment does not exceed Sixty Million Dollars ($60,000,000), Lender agrees not to charge any additional Fees for such amendment within such time period (unless the Lender participates the Commitment with another bank); provided, however, Borrower shall be responsible for all legal costs and fees associated with any subsequent amendment(s).

          (f)    Section 2.8(b) of the Loan Agreement is hereby deleted and replaced with the following:

      As of September 30, 2002, the Commitment shall automatically be reduced to Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000) and as of December 31, 2002, and each calendar quarter thereafter, the Commitment shall automatically be reduced in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

          (g)  Section 5.1(o) of the Loan Agreement is hereby deleted and replaced with the following:

      Borrower currently has loans outstanding, as set forth in Exhibit "L", attached hereto, (i) to shareholders, directors and employees of the Borrower, (ii) to a Subsidiary or Affiliate, or (iii) not in the ordinary course of business to any Person. Borrower shall not make any loans in addition to those set forth on Exhibit "L" (in excess of $3,637,890 in the aggregate outstanding) (i) to shareholders, directors or employees of the Borrower, (ii) to any Subsidiary or Affiliate, or (iii) not in the ordinary course of business to any Person;

Exhibit "L" of the Loan Agreement is hereby modified by this amendment to reflect the correct date (see attached).

          (h)  Section 5.1(t)(i) of the Loan Agreement is hereby deleted and replaced with the following:

      Minimum Tangible Net Worth: Borrower will maintain at all times a Minimum Tangible Net Worth as follows: (i) as of June 30, 2002, of not less than One Hundred Million Dollars ($100,000,000), and (ii) as of December 31, 2002, of not less than One Hundred Fifteen Million Dollars ($115,000,000).

          (i)    Section 5.1(t)(iii) of the Loan Agreement is hereby deleted and replaced with the following:

      Leverage Ratio. Borrower shall not allow the ratio of Total Funded Indebtedness to EBITDA for the 12-month period ending on the last day of each quarter to exceed (i) 1.75:1 as of June 30, 2002, (ii) 1.25:1 as of September 30, 2002, (iii) 1.00:1 as of December 31, 2002, and (iv) 0.75:1 as of March 31, 2003, and thereafter.

        2. MODIFICATION TO NOTE.

        The parties hereby agree that the Note attached to the Loan Agreement shall be amended, replaced and substituted with the form of Note attached hereto as Exhibit "A" (the "Replacement Note"). The Borrower hereby agrees to execute and deliver to Lender the Replacement Note simultaneously with the execution and delivery of this Third Amendment.

        3. ASSETS TO BE ACQUIRED; LIENS; SUBORDINATION.

        In connection with Borrower's anticipated acquisition of the assets (the "Assets") of Decision Consultants, Inc., the Assets are encumbered by security agreements and / or financing agreement pursuant to that certain loan between Decision Consultants, Inc., as borrower ("DCI"), and Comerica Bank, a Michigan bank corporation, as lender ("Comerica"), dated December 22, 2000. Borrower hereby agrees that all Assets shall be acquired by Borrower free and clear of all liens or encumbrances of any third party including, but not limited to, Comerica; except the lien of DCI in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) and except for Permitted Liens (as defined in the Loan Agreement); provided, however, on or before closing of the increased Loan pursuant to this Third Amendment DCI enters into a subordination agreement in the form attached hereto as Exhibit "B" (the "Subordination Agreement"). Borrower hereby acknowledges and agrees that such assets shall be subject to the security agreement and any financing statements filed in connection therewith as set forth in the Loan Agreement. The Borrower hereby agrees to execute and deliver to Lender such supplemental security agreements and financing statements as may be requested by Lender simultaneously with the execution and delivery of this Third Amendment.

        4. NO OTHER COMMITMENT OR MODIFICATION.

        This Third Amendment complies with Section 11.5 of the Loan Agreement. No other terms or conditions of the Loan Agreement or the Loan Documents are modified, altered or amended by this Third Amendment and all remain in full force and effect. The Borrower acknowledges that Lender has not committed to make any further modifications to the Loan Agreement or the Replacement Note beyond the modifications specified herein, and that any further modifications to the Loan Agreement remain in the sole discretion of Lender. The Borrower further acknowledges that Lender has not committed to make any renewal or extension of the Loan and any such renewals or extensions remain in the sole discretion of Lender. This Third Amendment represents the entire agreement between Lender and the Borrower with respect to modifications to the Loan Agreement or the Replacement Note, and supersedes all prior negotiations, discussions and correspondence concerning said extension. This Third Amendment may not be amended or modified except by written instrument executed by all of the parties.

        5. BORROWER'S REPRESENTATIONS.

          (a)  Borrower represents and warrants that the recitals set forth above are true and accurate.

          (b)  Borrower represents and warrants that no violations of the Loan Agreement or Loan Documents exist as of the date of this Third Amendment.

          (c)  Borrower confirms the accuracy and restates all representations, warranties and covenants set forth in Article IV of the Loan Agreement.

        6. GUARANTOR'S REPRESENTATIONS.

          (a)  Guarantors represent and warrant that they consent to this Third Amendment.

          (b)  Guarantors restate and affirm that their guaranties as set forth in the Loan Agreement and Loan Documents are continuing and are not changed, altered or amended as a result of this Third Amendment.

        7. FURTHER ASSURANCE.

        The Borrower and Lender each agrees to execute any and all documents necessary to implement the intent of the parties set forth in the recitals above.

        8. MISCELLANEOUS.

          (a)  The Loan Agreement and the Note, as modified herein, remain in full force and effect and are hereby ratified by the Borrower and Lender, and the Borrower is obligated to comply with and perform all Loan covenants set forth therein. Except for the acquisition of the Assets being after acquired property under the security agreement and financing statements previously executed by Borrower, there are no other modifications to any other Loan Document.

          (b)  This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Capitalized terms not defined herein shall have the same meaning as set forth in the Loan Agreement. In the event of any conflict between the Loan Agreement and this Third Amendment, the terms and conditions of this Third Amendment shall control.

          (c)  This Third Amendment may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement. Executed copies of this Third Amendment may be delivered by telecopier and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be promptly delivered.

          (d)  This Third Amendment shall be governed by the laws of the State of Colorado as set forth in Section 11.3 of the Loan Agreement and the parties waive any right to a trial by jury in connection with this Third Amendment as set forth in Section 11.8 of the Loan Agreement.

[Signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

BORROWER:	LENDER:
CIBER, INC., a Delaware corporation	WELLS FARGO BANK, National Association
By:	By:

, President	John R. Hall, Vice President
GUARANTORS:
DIGITERRA, INC., a Delaware corporation
By:
, President
CIBER ASSOCIATES, INC., a Delaware corporation
By:
, President
CIBER INTERNATIONAL, INC., a Delaware corporation
By:
, President

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  Exhibit 10.2
THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT